Exhibit 10.9

Preamble

TransDigm Inc. (the “Company”) hereby establishes the TransDigm Inc. Executives Retirement Savings Plan (the “Plan”), effective as of the date specified herein. The Company intends to establish and maintain the plan as an unfunded retirement plan for a select group of management or highly compensated employees.

The purpose of the Plan is to permit designated executives of the Company and its affiliates to accumulate additional retirement income through a nonqualified deferred compensation plan that enables them to make elective deferrals in addition to or in lieu of those permitted under the TransDigm, Inc. Retirement and 401(k) Plan.

ARTICLE 1.

Definitions

As used in this Plan, the following capitalized words and phrases have the meanings indicated, unless the context requires a different meaning:

1.1.  “Account” means the amounts credited to a Participant’s Salary Reduction Account under the Plan pursuant to the Participation’s Salary Reduction Agreement.

1.2.  “Allocation Date” means the last day of any Plan Year and any other dates chosen by the committee.

1.3.  “Beneficiary” means the person or persons designated by a Participant, or otherwise entitled, to receive any amount credited to his Account that remains undistributed at his death.

1.4.  “Board of Directors” or “Board” means the board of directors of the Company.

1.5.  “Committee” means the committee appointed in accordance with Section 8.1 to administer the Plan.

1.6.  “Company” means TransDigm, Inc., a Delaware corporation, and any successor thereto.

1.7.  “Compensation” means the aggregate compensation paid to a Participant by the Company for a Plan Year, including salary, overtime pay, commissions, bonuses and all other items that constitute wages within the meaning of section 3401(a) of the Code or are required to be reported under section 6041(d), 6051(a)(3) or 6052 of the Code. Compensation also includes Salary Reduction Accruals under this Plan and any elective deferrals under cash-or-deferred arrangements or cafeteria plans that are not includible in gross income by reason of section 125 or 402(a)(8) of the Code but does not include any other amounts contributed pursuant to, or received under.

TransDigm Inc. Executive Retirement Savings Plan

1.8.  “Disability” means a mental or physical condition that, in the opinion of a licensed physician approved by the Committee, renders a Participant permanently incapable of satisfactorily performing his usual duties for the Company or the duties of such other position as the Company may make available to him for which he is qualified by reason of training, education or experience.

1.9.  “Early Retirement Date” means the day the Participant actually retires from active employment with the Company or an affiliate due to the later of (a) a Participant’s fifty-fifth (55th) birthday; or (b) his completion of five (5) Years of Service.

1.10.  “Effective Date” means January 1, 1997, the date on which this Plan went into effect.

1.11.  “Eligible Employee” means any key executive of the Company or an affiliate as determined annually at the discretion of the Board of Directors. The Board of Directors shall determine prior to the beginning of each Plan Year the employees eligible to participate in the Plan for that particular Plan Year. An eligible employee shall be a member of a “select group of management or highly compensated employees” as referred to in Title I of ERISA.

1.12.  “Entry Date” means the Effective Date and each January 1st thereafter.

1.13.  “Normal Retirement Date” means the day the Participant actually retires from active employment with the Company or an affiliate due to the attainment of age 65.

1.14.  “Participant” means any Eligible Employee who satisfies the conditions for participation in the Plan set forth in Section 2.1.

1.15.  “Plan” means the TransDigm Inc. Executive Retirement Savings Plan, as set forth herein and as from time to time amended.

1.16.  “Plan Year” means the accounting year of the Plan, ending each calendar year, December 31st.

1.17.  “Salary Reduction Accrual” means an amount credited to the Salary Reduction Account pursuant to a Salary Reduction Agreement.

1.18.  “Salary Reduction Account” means the account established to record Salary Reduction Accruals authorized by Participants under the terms of this Plan.

1.19.  “Salary Reduction Agreement” means an agreement between a Participant and the Company, under which the Participant agrees to a reduction in his Compensation and the Company agrees to credit him with Salary Reduction Accruals under this Plan.

TransDigm Inc. Executive Retirement Savings Plan

1.20.  “Termination of Employment” means a Participant’s or former Participant’s separation from the service of the Company (including all affiliates of the Company) by reason of his resignation, retirement, discharge or death.

1.21.  “Trust” or “Trust Fund” means any trust established to hold amounts set aside by the Company or its affiliates in accordance with Section 4.5.

1.22.  “Trustee” means National City Bank and any additional or successor trustee of the Trust Fund.

1.23.  “Valuation Date” means any Allocation Date and any other date chosen by the Committee as of which the value of Participants’ Accounts is determined.

1.24.  “Years of Service” means the total number of years for which a Participant has received credit toward vesting under the TransDigm, Inc. Retirement and 401(k) Plan.

1.25.  Rules of construction

1.25.1.  Governing law.    The construction and operation of this Plan and Trust are governed by the laws of the State of Ohio.

1.25.2.  Undefined terms.    Unless the context clearly requires another meaning, any term not specifically defined in this Plan is used in the sense given to it by the TransDigm, Inc. Retirement and 401(k) Plan.

1.25.3.  Headings.    The headings of Articles, Sections and Subsections are for reference only and are not to be utilized in construing the Plan.

1.25.4.  Gender.    Unless clearly inappropriate, all pronouns of whatever gender refer indifferently to persons or objects of any gender.

1.25.5.  Singular and plural.    Unless clearly inappropriate, singular terms refer also to the plural number and vice versa.

1.25.6.  Severability.    If any provision of this Plan is held illegal or invalid for any reason, the remaining provisions are to remain in full force and effect and to be construed and enforced in accordance with the purposes of the Plan as if the illegal or invalid provision did not exist.

TransDigm Inc. Executive Retirement Savings Plan

ARTICLE 2.

Participation in the Plan

2.1.  Commencement of participation.    An employee of the Company or an affiliate becomes a Participant on the earliest Entry Date on which he satisfies all of the following conditions:

(a) he is an Eligible Employee; and

(b) he has executed a valid Salary Reduction Agreement that is still in effect.

2.2.  Cessation of participation.    If a Participant ceases to satisfy any of the conditions set forth in Section 2.1, his participation in this Plan terminates immediately, except that his Account will continue to be held for his benefit and will be distributed to him in accordance with the provisions of Article 6. He may resume participation as of any Entry Date on which he again satisfies the conditions of Section 2.1.

ARTICLE 3.

Accounts Under the Plan

3.1.  Establishment of Accounts.    The accounts specified in this Section 3.1 are established under the Plan to record the liability of the Company to Participants. All Accounts are maintained on the books of the Company, and the Company is under no obligation to segregate any assets to provide for these liabilities.

3.1.1.  Salary Reduction Accounts.    A Salary Reduction Account is maintained for each Participant for the purpose of recording the current value of his Salary Reduction Accruals.

3.2.  Valuation of Accounts

3.2.1.  Timing of valuation.    All Accounts are valued as of each Allocation Date and as of any other Valuation Date fixed by the Committee.

3.3.  Method of valuing Accounts.    The value of a Participant’s Account as of any Valuation Date shall reflect each Participant’s interest in the Plan. The Participant’s interest shall be calculated as if the Participant’s Salary Reduction Account balance were actually invested in accordance with the directions of the Participant made in accordance with the terms of this Plan, including applicable default provisions. The Company shall have no obligation to actually invest any amounts in accordance with such directions.

TransDigm Inc. Executive Retirement Savings Plan

ARTICLE 4.

Accrual of Benefits

4.1.  Salary Reduction Accruals.    For any Plan Year, Salary Reduction Accruals are credited to each Participant to the extent specified in his Salary Reduction Agreement in effect for the Plan Year.

4.2.  Timing of accruals.    Salary Reduction Accruals are deemed to accrue on the date on which the Participant would otherwise have received the Compensation that he elected to defer. A Participant whose Termination of Employment occurred before the date on which any amount described in Section 4.1 would otherwise have accrued is not entitled to that accrual, unless his Termination of Employment was due to his Death, Disability or retirement at or after his Early Retirement Date or Normal Retirement Date.

4.3.  Salary Reduction Agreements

4.3.1.  Authorization of Salary Reduction Accruals.    By executing a Salary Reduction Agreement and filing it with the Committee with respect to a Plan Year, a Participant may elect to have Salary Reduction Accruals credited under the Plan on his behalf. The current salary and bonus of a Participant who executes and files a Salary Reduction Agreement are reduced by the amount specified in his election, and an equal amount is accrued under the Plan in accordance with Section 4.1. An agreement may specify either a dollar amount or a percentage reduction and may specify whether the reduction is applied to regular salary, to bonuses or to both. Salary Reduction Contributions may not be made with respect to Compensation other than salary and bonuses.

4.3.2.  Timing of Salary Reduction Agreements.    A Salary Reduction Agreement with respect to regular salary for any Plan Year after 1997 must be executed and filed with the Committee no later than the last day of the preceding Plan Year. A Salary Reduction Agreement with respect to regular salary for the 1997 Plan Year must be executed and filed with the Committee before the Effective Date. A Salary Reduction Agreement with respect to regular salary for a Plan Year may be changed, prospectively, by an administratively reasonable date prior to the first day of a calendar quarter in such Plan Year. A Salary Reduction Agreement with respect to a bonus must be executed and filed with the Committee at least sixty (60) days prior to the date the amount of such bonus is determined by the Board (or other appropriate individual or entity) or such earlier date as the Committee shall direct. No Salary Reduction Agreement may be amended or revoked after the last day on which it could have been executed, except that an agreement is automatically revoked if the Participant who executed it ceases to be eligible to participate in the Plan.

4.3.3.  Limitations on Salary Reduction Accruals.    The maximum amount (if any) that may be deferred by a Participant in accordance with Section 4.1. shall be determined by the Committee.

TransDigm Inc. Executive Retirement Savings Plan

4.4.  Investment of Accruals.    The Salary Reduction Accounts of Participants and former Participants shall be accounting entities only.

4.4.1  Deemed Investments.    The Company shall make available one or more deemed investment options for Participants and former Participants with Salary Reduction Account balances. Participants and former Participants may direct the deemed investment of such Account balances in accordance with a uniform procedure established by the Committee which may provide an interest only option paying a reasonable rate of interest and/or investment alternatives modeled after real world alternatives. The Committee shall cause appropriate records to be maintained in order to determine the Account balances of Participants and former Participants.

4.4.2.  Contributions to Trust Fund.    The Company may establish a Trust Fund and make contributions to it corresponding to any or all amounts accrued under Section 4.1. These contributions shall be credited with income, expense, gains and losses in accordance with the investment experience of the Trust Fund and the terms and provisions of any applicable trust agreement.

4.5.  Status of the Trust Fund.    Notwithstanding any other provision of this plan, all assets of the Trust Fund remain the property of the Company and are subject to the claims of its creditors. No Participant has any priority claim on Trust assets or any security interest or other rights in or to them superior to the rights of general creditors of the Company.

4.6.  Nonalienability.    A Participant’s or former Participant’s rights under this Plan may not be voluntarily or involuntarily assigned or alienated. If a Participant or former Participant attempts to assign his rights or enters into bankruptcy proceedings, his right to receive payments personally under the Plan will terminate, and the Committee may apply them in such manner as will, in its judgment, serve the best interests of the Participant or former Participant.

ARTICLE 5.

Vesting

5.1.  Definition of “vesting”.    A Participant’s interest in his Accounts is “vested” when it is not subject to forfeiture for any reason.

5.2.  Vesting requirements  A Participant’s interest in his Salary Reduction Accrual Account, is fully (100%) vested at all times.

ARTICLE 6.

Distributions to Participants

6.1  Timing and manner of distribution.

TransDigm Inc. Executive Retirement Savings Plan

6.1.1  Election of distribution date and manner of distribution.    Each Salary Reduction Agreement must specify when and in what form benefits accrued under the Plan while the Agreement is in effect will be distributed to the Participant or his Beneficiary. A Participant may elect any date and form of distribution that is acceptable to the Committee, except that the date of distribution may not in any case be earlier than his date of Termination of Employment. The Participant and the Committee may agree to change the time or manner of distribution specified in a Salary Reduction Agreement, but only if the change is agreed to ninety (90) days preceding Termination of Employment, or such earlier date as shall be determined by the committee.

6.1.2  Methods of distribution.    Participants may receive distributions from the Plan only upon the occurrence of one or more of the events specifically described in Section 6.2. Distribution will be made in one of the following methods as previously elected by the Participant and applicable to his entire Account balance: (1) payment in a one-time, single sum distribution payable as soon as administratively feasible, but no later than 90 days after the occurrence of a triggering event; (2) payment in three equal annual installments commencing as soon as administratively feasible, but no later than 90 days after the occurrence of a triggering event; or (3) payment in the form of an annuity contract to be purchased from a qualified insurance carrier at the discretion of the Committee, which annuity contract shall be distributed to such Participant as soon as administratively feasible, but no later than 90 days after the occurrence of a triggering event.

6.1.3.  Payments from Company of Trust Fund.    Payment of benefits under this Plan may be made either directly from the Company or from any Trust Fund established by the Company, at the discretion of the Company. Payments from the Trust Fund shall offset the liability of the Company hereunder and payments directly by the Company shall offset the liability of any such Trust Fund.

6.2.  Events triggering distribution.    The occurrence of any of the following events may result in a distribution of a Participant’s accrued benefit under the Plan:

6.2.1.  Death, disability, or early or normal retirement.    The death of a Participant, termination of his employment with the Company by reason of total and permanent disability, or his attainment of early or normal retirement. Whether a Participant’s termination of employment is due to total and permanent disability shall be determined by the Committee in good faith.

6.2.2.  Change of control.    Change of control or ownership of the Company as defined in this Section, shall mean (a) the purchase or other acquisition in one or more transactions other than from the Company, by any individual, entity or group of persons, within the meaning of Section 13(d)(3) or 14(d) of the Securities Exchange Act of 1934 or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of 50 percent or more of either the outstanding shares of common stock or the combined voting power of the Company’s parent company, Kelso Corporation’s then outstanding voting securities entitled to vote generally; (b) the approval by the stockholders of the Company or Kelso Corporation of a reorganization, merger, or consolidation, in each case, with respect to which persons who were stockholders of the Company or Kelso Corporation immediately prior to a such reorganization, merger or consolidation do not immediately

TransDigm Inc. Executive Retirement Savings Plan

thereafter own more than 50 percent of the combined voting power of the reorganized, merged or consolidated Company’s then outstanding securities that are entitled to vote generally in the election of directors; or (c) the sale of substantially all of the Company’s assets. The Committee shall determinate whether a Change in Control shall result in a distribution of a Participant’s accrued benefit under the Plan.

6.2.3.  Change in employment status.    A change in a Participant’s employment status by reason of termination, voluntary or involuntary, or retirement from active employment with the Company, whether prior or subsequent to the Participant’s attaining normal retirement age.

6.2.4.  Significant below-plan financial performance.    The Company’s “earnings before interest and taxes” or “EBIT” falls 15% or more below Company established fiscal plan goals or targets for two consecutive fiscal quarters. At such point in time, the Committee shall review all of the pertinent facts and circumstances surrounding the decrease in EBIT and shall in its sole discretion determine whether this is in the best interest of the Plan Participant that the accrued benefit be paid.

6.2.5.  Filing of material litigation.    The filing of any state or federal lawsuit alleging material damages against the Company that pose a real and substantial threat to the continued viable existence of the Company as an ongoing, profitable concern. The Committee shall have sole discretion in determining the extent of the threat posed and potential damages thereunder. This provision shall apply regardless of whether the Company was named directly in the suit, named or joined as a class action or third-party defendant, or made subject to any cross-or counter-claims under the applicable procedural rules of any state or federal jurisdiction.

6.2.6.  Unforeseeable emergency.    The occurrence of an unforeseeable emergency. In order to qualify as such, the emergency must constitute an unanticipated emergency caused by an event beyond the control of the participant or beneficiary that would result in financial hardship to the individual if early withdrawal were not permitted. Specifically, unforeseeable emergency is financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar circumstances arising as a result of events beyond the control of the Participant as further defined in Treas. Reg. §1.457-2(h). The amount of any withdrawal or distribution under this Section is limited to that amount reasonably necessary to meet the emergency.

6.2.7.  Special Distribution.    A Participant or former Participant may demand payment of the adjusted current balance of his Salary Deferral Account at any time. Such demand shall be in writing, signed by the Participant or former Participant, and submitted to the Committee and shall indicate the date of payment which shall not be earlier than an administratively reasonable period of time following the date the demand is filed with the Committee. Such payment shall be in a single sum. The amount of the payment shall be ninety percent (90%) of the Participant’s or former Participant’s Account balance on the date of distribution. The remaining ten percent (10%) shall be permanently forfeited.

TransDigm Inc. Executive Retirement Savings Plan

6.2.8.  Marginal tax rate increase.    The proposal or enactment of any federal legislation that will increase the marginal individual income tax rates so that the deferral of income to future years will result in greater income tax liability when compared with current recognition of income. Such determination of the likely effect of any proposed or enacted legislation shall be made by the Committee.

6.3.  Type of property to be distributed.    All distributions from the Plan to Participants and Beneficiaries are made in cash, unless the Participant has elected distribution in the form of an annuity contract in which case the distribution shall be made in the form of such contract

6.4.  Manner of distribution to minors or incompetents.    If at any time any distributee is, in the judgment of the Committee, legally, physically or mentally incapable of receiving any distribution due to him, the distribution may, if the Committee so directs, be made to the guardian or legal representative of the distributee, or, if none exists, to any other person or institution that, in the Committee’s judgment, will apply the distribution in the best interests of the intended distributee.

6.5.  Election of Beneficiary

6.5.1.  Designation or change of Beneficiary by Participant.    When an Eligible Employee qualifies for participation in the Plan, the Committee will send him a Beneficiary designation form, on which he may designate one or more Beneficiaries and successor Beneficiaries. A Participant may change his Beneficiary designation at any time by filing the prescribed form with the Committee. No Beneficiary has any rights under this Plan except as are provided by its terms. The rights of a Beneficiary who predeceases the Participant who designated him immediately terminate, unless the Participant has specified otherwise.

6.5.2.  Beneficiary if no election is made.    Unless a different Beneficiary has been elected in accordance with Section 6.5.1., the Beneficiary of any Participant who is lawfully married on the date of death is his surviving spouse. The Beneficiary of any other Participant who dies without having designated a Beneficiary in his estate.

ARTICLE 7.

Amendment or Termination of the Plan

7.1.  Company’s right to amend Plan.    The Board of Directors may, at any time and from time to time, amend, in whole or in part, any of the provisions of this Plan or may terminate it as a whole or with respect to any Participant or group of Participants. Any such amendment is binding upon all Participants and their Beneficiaries, the Trustee, the Committee and all other parties in interest. Such an amendment shall be evidence by a written amendment to the Plan, executed by two executive officers of the Company.

TransDigm Inc. Executive Retirement Savings Plan

7.2.  When amendments take effect.    A resolution amending or terminating the Plan becomes effective as of the date specified therein which date shall be set forth in the written amendment.

7.3.  Restriction on retroactive amendments.    No amendment may be made that retroactively deprives a Participant of any benefits accrued before the date of the Board’s action amending the Plan.

ARTICLE 8.

Plan Administration

8.1.  The Administrative Committee.    The Plan shall be administered by the Committee consisting of one or more persons appointed by the Board of Directors. The board may remove any member of the Committee at any time, with or without cause, and may fill any vacancy. If a vacancy occurs, the remaining member or members of the Committee have full authority to act. The Board is responsible for transmitting to the Trustee the names and authorized signatures of the members of the Committee and, as changes take place in membership, the names and signatures of new members. Any member of the Committee may resign by delivering his written resignation to the Board, the Trustee and the Committee. Any such resignation becomes effective upon its receipt by the Board or on such other date as is agreed to by the Board and the resigning member. The Committee acts by a majority of its members at the time in office and may take action either by vote at a meeting or by consent in writing without a meeting. The Committee may adopt such rules and appoint such subcommittees as it deems desirable for the conduct of its affairs and the administration of the Plan. In the event the Board does not name a Committee, the Board of Directors shall act as the Committee.

8.2.  Powers of the Committee.    In carrying out its duties with respect to the general administration of the Plan, the Committee has, in addition to any other powers conferred by the Plan or by law, the following powers:

(a)  to determine all questions relating to eligibility to participate in the Plan other than the selection of Eligible Employees which shall be done by the Board of Directors subject to the limitations of the Plan;

(b)  to compute and certify to the Trustee the amount and kind of distributions payable to Participants and their Beneficiaries;

(c)  to maintain all records necessary for the administration of the Plan that are not maintained by the Company or the Trustee;

(d)  to interpret the provisions of the Plan and to make and publish such rules for the administration of the Plan which are not inconsistent with the terms thereof;

TransDigm Inc. Executive Retirement Savings Plan

(e)  to establish and modify the method of accounting for the Plan or the Trust;

(f)  to employ counsel, accountants and other consultants to aid in exercising its powers and carrying out its duties hereunder; and

(g)  to perform any other acts necessary and proper for the administration of the Plan, except those that are to be performed by the Trustee.

8.3.  Indemnification.

8.3.1.  Indemnification of members of the Committee and others by the Company.    The Company agrees to indemnify and hold harmless each member of the Committee, or other individual employee of the Company or an affiliate in the administration of this Plan, against any and all expenses and liabilities arising out of his action or failure to act in such capacity, excepting only expenses and liabilities arising out of his own willful misconduct or gross negligence. This right of indemnification is in addition to any other rights to which any member of the Committee or such other individual employee may be entitled.

8.3.2.  Liabilities for which member of the Committee and others are indemnified.    Liabilities and expenses against which a member of the Committee, or other individual employee of the Company or an affiliate in the administration of this Plan, is indemnified hereunder included, without limitation, the amount of any settlement or judgment, costs, counsel fees and related charges reasonably incurred in connection with a claim asserted or a proceeding brought against him or the settlement thereof.

8.3.3.  Company’s right to settle claims.    The Company may, at its own expense, settle any claim asserted or proceeding brought against any member of the Committee, or other individual employee of the Company or an affiliate in the administration of this Plan, when such settlement appears to be in the best interests of the Company.

8.4.  Claims procedure.    If a dispute arises between the Committee and a Participant of Beneficiary over the amount of benefits payable under the Plan, the Participant of Beneficiary may file a claim for benefits by notifying the Committee in writing of his claim. The Committee will review and adjudicate the claim. If the claimant and the Committee are unable to reach a mutually satisfactory resolution of the dispute, it will be submitted to arbitration under the rules of the American Arbitration Association. Each Participant agrees, by the execution of a Salary Reduction Agreement, that arbitration will be the first means of resolving disputes arising under the Plan.

8.5.  Expenses of the Committee.    The members of the Committee serve without compensation for services. All expenses of the Committee are paid by the Company.

TransDigm Inc. Executive Retirement Savings Plan

ARTICLE 9.

Miscellaneous

9.1.  Plan not a contract of employment.    The adoption and maintenance of the Plan does not constitute a contract between the Company and any Participant or to be a consideration for the employment of any person. Nothing herein contained give any Participant the right to be retained in the employ of the Company or derogates from the right of the Company to discharge any Participant at any time without regard to the effect of such discharge upon his rights as a Participant in the Plan.

9.2.  No rights under Plan except as set forth herein.    Nothing in this Plan, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm, association, or corporation, other than the parties hereto and their successors in interest, any right, remedy, or claim under or by reason of this Plan or any covenant, condition, or stipulation hereof, and all covenants, conditions and stipulation in this Plan, by or on behalf of any party, are for the sole and exclusive benefit of the parties hereto.

IN WITNESS WHEREOF, TransDigm Inc. has caused this Plan to be executed by its duly authorized officers this 23rd day of December 1996.

TransDigm Inc. (the “Company”)

By:

And:

TransDigm Inc. Executive Retirement Savings Plan